PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                         Contact: Mark F. Bradley
August 9, 2007                                                                                                                                   President and Chief Executive Officer
                                                             (740) 373-3155

PEOPLES BANCORP INC.
DECLARES THIRD QUARTER DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.22 per share payable on October 1, 2007, to shareholders of record at September 17, 2007.
The third quarter dividend reflects a payout of approximately $2.3 million based on 10.5 million shares outstanding at August 8, 2007, and reflects a 5% increase over the $0.21 per share dividend paid in the third quarter of 2006.  Dividends per share of $0.66 through nine months of 2007 also represent an 8% increase over the $0.62 per share declared through nine months of 2006.
“The third quarter dividend positions Peoples to continue its 41-year history of increased dividends,” said Mark F. Bradley, President and Chief Executive Officer.  “We believe consistent dividend growth is an effective method to achieve our goal of enhancing shareholder return on their investment.”
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 37 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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